                                                                    EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Lycos, Inc.:

     We have audited the accompanying consolidated balance sheets of Lycos, Inc. as of July 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended July 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lycos, Inc. at July 31, 1998 and 1997, and the results of its operations and cash flows for each of the years in the three year period ended July 31, 1998, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP



Boston, Massachusetts
August 18, 1998, except for the restatement related to acquired in-process technology referred to in Note 1, as to which the date is March 22, 1999.

                                  LYCOS, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                           JULY 31, 1998       JULY 31, 1997
                                                                           -------------       -------------
                                                                             (restated)
                                 ASSETS
Current assets:
    Cash and cash equivalents ...........................................  $ 153,728,200       $  40,766,258
    Accounts receivable, less allowance for doubtful accounts of
      $1,208,000 and $554,000 at July 31, 1998 and 1997, respectively....     10,958,470           6,634,262
    Electronic commerce and license fees receivable......................     30,223,986           9,065,806
    Prepaid expenses.....................................................      5,559,842           4,278,418
    Other current assets.................................................        326,292                  --
                                                                           -------------       -------------
        Total current assets.............................................    200,796,790          60,744,744
                                                                           -------------       -------------
Property and equipment, less accumulated depreciation and amortization...      3,960,059           2,397,600
Electronic commerce and license fees receivable..........................     21,537,371             650,000
Investments..............................................................      8,874,568                  --
Intangible assets, less accumulated amortization.........................     78,787,554           1,243,050
Other assets.............................................................      3,278,994             383,615
                                                                           -------------       -------------
        Total assets.....................................................  $ 317,235,336       $  65,419,009
                                                                           =============       =============

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable.....................................................  $   4,873,302       $   3,289,513
    Accrued expenses.....................................................     17,589,700           7,387,707
    Deferred revenues....................................................     30,730,390           9,541,566
    Billings in excess of revenues.......................................        681,849           2,387,424
    Due to related parties...............................................             --               9,105
                                                                           -------------       -------------
        Total current liabilities........................................     53,875,241          22,615,315

Deferred revenues........................................................     26,159,754           5,100,000
Deferred income taxes....................................................         36,667              56,667
                                                                           -------------       -------------
                                                                              26,196,421           5,156,667

Commitments and contingencies

Stockholders' equity:
    Preferred stock, $.01 par value; 5,000,000 shares authorized, none
      issued or outstanding..............................................             --                  --
    Common stock, $.01 par value; 80,000,000 shares authorized,
      38,991,436 shares at July 31, 1998 and 27,593,240 at July 31, 1997
      issued and outstanding.............................................        389,916             275,932
      Additional paid-in capital.........................................    278,126,582          49,368,940
      Deferred compensation..............................................       (116,338)           (185,436)
      Accumulated deficit................................................    (40,251,893)        (11,812,409)
      Treasury stock, at cost, 708,674 shares at July 31, 1998...........       (984,593)                 --
                                                                           -------------       -------------
        Total stockholders' equity.......................................    237,163,674          37,647,027
                                                                           -------------       -------------
        Total liabilities and stockholders' equity.......................  $ 317,235,336       $  65,419,009
                                                                           =============       =============

         See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             YEAR ENDED
                                                       -----------------------------------------------------

                                                       JULY 31, 1998       JULY 31, 1997       JULY 31, 1996
                                                       -------------       -------------       -------------
                                                         (restated)
Revenues:
 Advertising.......................................    $  41,768,607       $  17,417,388       $   4,478,474
 Electronic commerce, license and other............       14,291,698           4,855,654             778,753
                                                       -------------       -------------       -------------
     Total revenues................................       56,060,305          22,273,042           5,257,227
Cost of revenues...................................       12,513,259           4,335,941           2,900,808
                                                       -------------       -------------       -------------
     Gross profit..................................       43,547,046          17,937,101           2,356,419

Operating expenses:
 Research and development..........................        9,477,708           4,301,267             906,591
 In process research and development...............       17,280,000                  --             452,000
 Sales and marketing...............................       35,035,754          19,126,317           4,747,805
 General and administrative........................        5,631,104           2,718,763           1,692,362
 Amortization of intangible assets.................        7,613,711             540,416             359,868
                                                       -------------       -------------       -------------
     Total operating expenses......................       75,038,277          26,686,763           8,158,626
                                                       -------------       -------------       -------------
Operating loss.....................................      (31,491,231)         (8,749,662)         (5,802,207)
Interest income....................................        3,051,747           2,130,472             714,369
                                                       -------------       -------------       -------------
Net loss...........................................    $ (28,439,484)      $  (6,619,190)      $  (5,087,838)
                                                       =============       =============       =============
Basic net loss per share...........................    $       (0.92)      $       (0.24)      $       (0.21)
                                                       =============       =============       =============
Shares used in computing basic net loss per share..       30,932,982          27,589,486          23,984,830
                                                       =============       =============       =============

         See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          ADDITIONAL
                                    COMMON STOCK           PAID-IN        DEFERRED       ACCUMULATED      TREASURY STOCK
                                SHARES       AMOUNT        CAPITAL      COMPENSATION       DEFICIT       SHARES     AMOUNT
                            ------------------------------------------------------------------------------------------------
Balances at July 31, 1995...  20,000,000    $ 200,000   $  1,137,000      $ (87,000)    $    (105,381)       --           --
Capital contribution........          --           --      1,000,000             --                --        --           --
Capital contribution
 related to License
     Agreement..............          --           --        250,000             --                --        --           --
Issuance of common stock
 in connection with
     acquisitions...........   1,052,632       10,526        531,474             --                --        --           --
Issuance of common stock
 pursuant to certain
     preemptive rights......     263,160        2,632        326,318             --                --        --           --
Issuance of common stock
 in connection with Initial
     Public Offering, net of
      offering costs........   6,270,000       62,700     45,631,382             --                --        --           --
Deferred compensation
 related to grant of stock
     options................          --           --        523,505       (523,505)               --        --           --
Amortization of deferred
 compensation...............          --           --             --        234,344                --        --           --
Net loss....................          --           --             --             --        (5,087,838)       --           --
                            ------------------------------------------------------------------------------------------------
Balances at July 31, 1996...  27,585,792    $ 275,858   $ 49,399,679      $(376,161)    $  (5,193,219)       --           --
Issuance of common stock
 in connection with
 Employee Stock Purchase
 Plan.......................       7,448           74         18,328            --                --        --           --
Cancellation of options.....          --           --        (49,067)       49,067                --        --           --
Amortization of deferred
 compensation...............          --           --             --       141,658                --        --           --
Net loss....................          --           --             --            --        (6,619,190)       --           --
                            ------------------------------------------------------------------------------------------------
Balances at July 31, 1997...  27,593,240    $ 275,932  $  49,368,940     $(185,436)    $ (11,812,409)       --           --
Issuance of common stock
 in connection with
     Employee Stock
      Purchase Plan.........       8,588           86         65,956            --                --        --           --
Cancellation of options.....          --           --        (22,562)       22,562                --        --           --
Issuance of common stock
 in connection with
 exercise of stock options..   2,047,020       20,470      3,221,724            --                --    61,556         (307)
Treasury stock in
 connection with exercise
     of stock options.......          --           --             --            --                --   608,184     (467,589)
Issuance of common stock
 in connection with
 exercise of warrants.......     207,228        2,072      1,361,516            --                --    18,836     (113,581)
Issuance of common stock
 in connection with
 strategic investments,
 net of offering costs......     301,028        3,012      7,879,431            --                --        --           --
Issuance of common stock
 and warrants
     in connection with
      acquisitions..........   4,149,142       41,492    104,807,563            --                --    20,098     (403,116)
Issuance of common stock
 in connection with
Secondary Public Offering,
 net of offering
     costs..................   4,675,000       46,750    111,144,116            --                --        --           --
Issuance of common stock
 in connection with
     services rendered......      10,190          102        299,898            --                --        --           --
Amortization of deferred
 compensation...............          --           --             --        46,536                --        --           --
Net loss (restated).........          --           --             --            --       (28,439,484)       --           --
                            ------------------------------------------------------------------------------------------------
Balances at July 31, 1998
 (restated).................  38,991,436   $  389,916  $ 278,126,582     $(116,338)    $ (40,251,893)  708,674    $(984,593)
                            ------------------------------------------------------------------------------------------------

                                      TOTAL
                                 --------------
Balances at July 31, 1995..        $  1,144,619
Capital contribution.......           1,000,000
Capital contribution
 related to License
     Agreement.............             250,000
Issuance of common stock
 in connection with
     acquisitions..........             542,000
Issuance of common stock
 pursuant to certain
     preemptive rights.....             328,950
Issuance of common stock
 in connection with
     Initial Public
      Offering, net of
      offering costs.......          45,694,082
Deferred compensation
 related to grant of stock
     options...............                  --
Amortization of deferred
 compensation..............             234,344
Net loss...................          (5,087,838)
                                 --------------
Balances at July 31, 1996..        $ 44,106,157
Issuance of common stock
 in connection with
 Employee Stock Purchase
 Plan.......................             18,402
Cancellation of options.....                 --
Amortization of deferred
 compensation...............            141,658
Net loss....................         (6,619,190)
                                 --------------
Balances at July 31, 1997...       $ 37,647,027
Issuance of common stock
 in connection with
     Employee Stock
      Purchase Plan.........             66,042
Cancellation of options.....                 --
Issuance of common stock
 in connection with
 exercise of stock options..          3,241,887
Treasury stock in
 connection with exercise
     of stock options.......           (467,589)
Issuance of common stock
 in connection with
 exercise of warrants.......          1,250,007
Issuance of common stock
 in connection with
 strategic investments,
 net of offering costs......          7,882,443
Issuance of common stock
 and warrants
     in connection with
      acquisitions..........        104,445,939
Issuance of common stock
 in connection with
Secondary Public Offering,
 net of offering
     costs..................        111,190,866
Issuance of common stock
 in connection with
     services rendered......            300,000
Amortization of deferred
 compensation...............             46,536
Net loss (restated).........        (28,439,484)
                                 --------------
Balances at July 31, 1998...       $237,163,674
                                 --------------

          See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED
                                                                 -----------------------------------------------
                                                                  July 31, 1998    July 31, 1997   July 31, 1996
                                                                 --------------   --------------  --------------
                                                                   (restated)
OPERATING ACTIVITIES
Net loss.......................................................   $(28,439,484)    $(6,619,190)    $(5,087,838)
Adjustments to reconcile net loss to net cash  used in
operating activities:
   Amortization of deferred compensation.......................         46,536         141,658         234,344
   Depreciation and amortization...............................      9,138,843       1,269,064         642,218
   Allowance for doubtful accounts.............................        654,000         405,000         200,000
   In process research and development expense.................     17,280,000              --         452,000
   Issuance of common stock for services rendered..............        300,000              --              --
Changes in operating assets and liabilities:
   Accounts receivable.........................................     (4,768,973)     (3,745,337)     (3,454,950)
   Electronic commerce and license fees receivable.............    (42,045,551)     (7,731,585)     (1,984,221)
   Prepaid expenses............................................     (1,258,140)     (3,296,707)       (981,711)
   Other current assets........................................       (326,292)             --              --
   Other assets................................................     (2,895,379)       (216,000)       (167,615)
   Accounts payable............................................        774,033         547,634       2,600,071
   Accrued expenses............................................      8,343,512       5,641,289       1,735,693
   Deferred revenues...........................................     42,155,798      11,493,144       3,125,285
   Billings in excess of revenues..............................     (1,705,575)        984,992       1,402,432
   Due to related parties......................................         (9,105)       (428,162)        295,660
   Deferred income taxes.......................................        (20,000)        (21,333)         28,000
                                                                 --------------   --------------  -------------
Net cash used in operating activities..........................     (2,775,777)     (1,575,533)       (960,632)
                                                                 --------------   --------------  -------------
INVESTING ACTIVITIES
Purchase of property and equipment.............................     (1,091,988)     (1,818,798)     (1,632,079)
Payments under License Agreement...............................             --              --        (750,000)
Cash acquired through acquisitions, net........................      2,540,619              --          17,137
Investment in Joint Venture....................................       (992,125)             --              --
                                                                 --------------   --------------  -------------
Net cash provided by (used in) investing activities............        456,506      (1,818,798)     (2,364,942)
                                                                 --------------   --------------  -------------
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of offering costs..    111,190,866          18,402      46,021,314
Proceeds from exercise of stock options........................      3,241,887              --              --
Proceeds from issuance of common stock under Employee
Stock Purchase Plan............................................         66,042              --              --
Proceeds from exercise of warrants.............................      1,250,007              --              --
Proceeds from capital contribution.............................             --              --       1,000,000
Cash used to repurchase treasury stock.........................       (467,589)             --              --
                                                                 --------------   --------------  -------------
Net cash provided by financing activities......................    115,281,213          18,402      47,021,314
                                                                 --------------   --------------  -------------
Net increase (decrease) in cash and cash equivalents...........    112,961,942      (3,375,929)     43,695,740
Cash and cash equivalents at beginning of year.................     40,766,258      44,142,187         446,447
                                                                 --------------   --------------  -------------
Cash and cash equivalents at end of year.......................   $153,728,200     $40,766,258     $44,142,187
                                                                 ==============   ==============  =============

                                  LYCOS, INC.

                                                                                        YEAR ENDED
                                                                      ---------------------------------------------

                                                                        JULY 31, 1998  JULY 31, 1997  JULY 31, 1996
                                                                      ---------------  -------------  -------------
                                                                         (restated)
Schedule of non-cash financing and investing activities:
    Issuance of common stock for License Agreement....................  $          --  $          --       $300,000
    Recognition of deferred tax liability related to License
  Agreement...........................................................             --             --         50,000
 Assets and liabilities recognized upon acquisition of Point
  Communications......................................................             --             --             --
     Accounts receivable..............................................             --             --         33,975
     Property and equipment...........................................             --             --         47,496
     Goodwill.........................................................             --             --        186,633
     Accounts payable.................................................             --             --         97,734
     Deferred revenues................................................             --             --         23,137
     Accrued expenses.................................................             --             --          4,370
     Due to related parties...........................................             --             --         70,000
 Issuance of common stock upon acquisition of Tripod, Inc.,                                       --             --
  WiseWire, Corp., and GuestWorld, Inc................................   $104,445,939
 Assets and liabilities recognized upon acquisition of Tripod, Inc.,                              --             --
  WiseWire Corp., and GuestWorld, Inc.
     Accounts receivable..............................................        209,235             --             --
     Prepaid expenses.................................................         23,284             --             --
     Property and equipment...........................................      1,995,601             --             --
     Developed technology.............................................     12,331,195             --             --
     Goodwill and other intangible assets.............................     72,827,020             --             --
     Accounts payable.................................................        809,756             --             --
     Accrued expenses.................................................      1,858,481             --             --
     Deferred revenues................................................         92,780             --             --
 Issuance of common stock in connection with strategic
   investments........................................................      7,882,443             --             --

         See accompanying notes to consolidated financial statements.

                                  LYCOS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

     Lycos, Inc. ("Lycos" or the "Company"), which operates in one industry segment, provides guides for finding information on the Internet's World Wide Web. The Company was formed in June 1995 by CMG@Ventures, L.P. ("CMG@Ventures") to license on an exclusive basis (with certain limited exceptions) from Carnegie Mellon University ("CMU" or the "Licensor") the Lycos Internet search and indexing technology.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, from their respective dates of acquisition. All significant intercompany balances and transactions have been eliminated.

Restatement Related to Acquired In-Process Technology

     The accompanying consolidated financial statements as of and for the year ended July 31, 1998 have been restated to reflect a change in the original accounting for the purchase price allocations related to the acquisitions of Tripod, Wisewire and Guestworld. The Company has also restated the accounting for its acquisition of WhoWhere? completed subsequent to July 31, 1998. In a letter (the "SEC Letter"), dated September 9, 1998, to the American Institute of Certified Public Accountants SEC Regulations Committee, which was made public in October 1998, the Securities and Exchange Commission (SEC) set forth its views on purchased in-process research and development. Subsequent to the issuance of the SEC Letter the staff of the SEC has reviewed various filings of the Company. As a part of this review the management of the Company and the staff of the SEC have had discussions with respect to the methods used to value purchased in-process research and development that was written off at the date of acquisition. As a result of these discussions, the Company has modified the methods used to value purchased in-process research and development in connection with the Company's acquisitions. This resulted in a reduction in the amount of the charge for in-process research and development from $91,239,000 to $17,280,000 and an increase in the amounts allocated to intangible assets from $11,199,000 to $85,158,000. The restatement does not affect previously reported net cash flows for the periods. The effect of this restatement on previously reported consolidated financial statements as of and for the year ended July 31, 1998 is as follows (in thousands except per share amounts):


                                                    Year Ended
                                                   July 31, 1998
                                                   -------------
Statements of Operations:                     As Reported     Restated
                                              -----------     --------
In-process research and development           $   91,239       $ 17,280
Amortization of intangibles                        2,132          7,614
Loss from operations                             (99,968)       (31,491)
Net loss                                         (96,917)       (28,439)
Basic and diluted net loss per share          $    (3.13)      $  (0.92)


                                                   July 31, 1998
                                                   -------------
Balance Sheets:                               As Reported      Restated
                                              -----------      --------
Intangible assets                             $  10,310        $ 78,788
Total assets                                    248,758         317,235
Accumulated deficit                            (108,729)        (40,252)
Total shareholders' equity                      168,687         237,164


Joint Ventures

     On May 1, 1997, the Company entered into a joint venture agreement with Bertelsmann Internet Services to create localized versions of the Lycos search and navigation service throughout Europe. The new company, named Lycos Bertelsmann GmbH & Co. KG ("Lycos Bertelsmann"), is owned 50% by Lycos and 50% by Bertelsmann. Bertelsmann Internet Services, a subsidiary of Bertelsmann AG, has committed to provide capital, infrastructure and employees for the venture while Lycos will provide the core technology and brand name. The carrying value of the Company's investment in Lycos Bertelsmann was not material at July 31, 1998 or 1997. The investment is accounted for under the equity method and accordingly, the Company will recognize 50% of the net profits of Lycos Bertelsmann when realized.

     On April 13, 1998, the Company entered into a joint venture with Sumitomo Corporation, a $100 billion dollar company and one of Japan's largest trading companies, and Internet Initiative Japan (IIJ), the country's largest Internet Service Provider to create a localized version of the lycos.com Web Site to be called Lycos Japan which will feature navigation and search capability, and will soon include news, sports, stocks and other services. Terms of the deal include a 40% ownership stake by Lycos in exchange for approximately $992,000, with Sumitomo Corporation owning 50% of the venture and IIJ maintaining a 10% stake in the entity. Sumitomo Corporation and Lycos will manage the daily operations of the site, including aggregation of local content, sales, marketing and administration from the operations' headquarters in Tokyo, Japan. For the year ending July 31, 1998, Lycos' share of operating costs was not material.

Investments

     During 1998 the Company obtained equity interests in two privately held, internet related companies through the issuance of the Company's common stock (see Note 2). Both investments resulted in the Company owning less than 20% of the respective investees. Accordingly, these investments are accounted for under the cost method. The Company purchased these investments in March and April, 1998, and their carrying values approximate fair values. For these non-quoted investments, the Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values.

Public Offerings

     On April 2, 1996, the Company completed an initial public offering of its common stock in which 6,000,000 shares of common stock were issued at a price of $8.00 per share. On April 12, 1996, pursuant to the exercise of an over-allotment option granted to the underwriters of the Company's initial public offering, the Company issued an additional 270,000 shares of its common stock at a price of $8.00 per share.

                                  LYCOS, INC.

     On June 4, 1998, the Company completed a secondary offering of its common stock in which 4,000,000 shares of common stock were issued at a price of $23.82 per share net of underwriting discounts and commissions. On June 10, 1998, pursuant to the exercise of an over-allotment option granted to the underwriters of the Company's secondary offering, the Company issued an additional 675,000 shares of its common stock at a price of $25.00 per share.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents. At July 31, 1998 and 1997, the Company had no investments with maturities greater than three months.

Electronic Commerce and License Fees Receivable

     Electronic commerce and license fees receivable are comprised of fees to be received in the future on electronic commerce and licensing agreements existing at the balance sheet date.

Other assets

     Other assets comprise primarily purchased hardware to be sold to joint venture partners. Purchased hardware will be sold at cost upon completion.

Property and Equipment

     Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets (three to five years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

Intangible Assets

     Intangible assets primarily relate to the Company's acquisitions and include developed technology, licensed technology, trademarks, trade names, content copyrights, customer base and goodwill. In connection with acquisitions accounted for under the purchase method of accounting (see Note 4), the Company recorded these intangible assets based on the excess of the purchase price over the identifiable tangible net assets of the acquiree on the date of purchase. Intangible assets are reported at cost, net of accumulated amortization, and are being amortized over their estimated useful life of five years. The Company continually evaluates the existence of goodwill impairment in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be disposed of".

Accounting for Impairment of Long-Lived Assets

     In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment losses on long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset carrying amount.

Deferred Revenues

     Deferred revenues are comprised of license and electronic commerce fees to be earned in the future on noncancelable agreements existing at the balance sheet date.

                                  LYCOS, INC.

Income Taxes

     The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a number of impressions for a fixed fee or on a per impression basis with an established minimum fee. Revenues from advertising are recognized as the services are performed.

     Electronic commerce revenues are derived principally from "slotting fees" paid for selective positioning and promotion within the Company's suite of products as well as from royalties from the sale of goods and services from the Company's websites. The Company's license and product revenues are derived principally from product licensing fees and fees from maintenance and support of its products. Electronic commerce, license and product revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products including revenues bundled with the initial licensing fees are deferred and recognized ratably over the service period.

Cost of Revenues

     Cost of revenues specifically attributable to advertising and electronic commerce, license and product revenues are not separately identifiable and therefore are not separately disclosed in the consolidated statements of operations.

Research and Development Costs

     Research and development expenditures are expensed as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established either by completion of a detail program design or a working model of the product and ending when a product is available for general release to consumers. To date, attainment of technological feasibility of the Company's products and general release to customers have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

Advertising Costs

     The Company expenses advertising production costs as incurred. Advertising expense was approximately $5,675,000, $4,427,000 and $567,000 for the years ended July 31, 1998, 1997 and 1996, respectively.

                                  LYCOS, INC.

Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income (loss) and earnings (loss) per share in the notes to the financial statements. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company's stock option plans, and footnote disclosure is provided in Note 8.

Concentration of Credit Risk

     The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses and such losses have been within management's expectations. Direct write-offs of accounts receivable were $333,000 for the year ended July 31, 1998 and $51,000 for the year ended July 31, 1997. There were no direct write-offs of accounts receivable for the year ended July 31, 1996. No single customer accounted for greater than 10% of total revenues during the years ended July 31, 1998, 1997 and 1996.

     The Company's services are provided to customers in several industries primarily in North America. Sales to foreign customers for the years ended July 31, 1998, 1997 and 1996 were approximately $2,640,000, $1,700,000 and $385,000, respectively.

Financial Instruments

     The recorded amounts of financial instruments, including cash equivalents, receivables, accounts payable, accrued expenses and deferred revenues, approximate their fair market values as of July 31, 1998. The Company has no investments in derivative financial instruments.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Per Share Amounts

     For the year ended July 31, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the presentation of basic loss per share and diluted loss per share for all periods presented. As the Company has been in a net loss position for the years ended July 31, 1998, 1997 and 1996, common stock equivalents were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

Stock Split

     In July 1998, the Company's Board of Directors approved a two-for-one common stock split. Shareholders of record on August 14, 1998 (the record date) were entitled to one additional share for every share held on August 25, 1998. The Company has presented loss per share and weighted average shares in the consolidated statement of operations for all periods presented and all footnote disclosures reflecting the effect of the stock split.

                                  LYCOS, INC.

Treasury Stock

     In connection with a license agreement with Carnegie Mellon University, CMG@Ventures, Inc. has agreed to sell to the Company the number of shares of common stock equal to the shares issuable upon exercise of certain options granted, as defined, at a price equal to the exercise price of the underlying options exercised (see Note 8). Under this agreement, the Company issues shares of Company stock to employees upon exercise of options and subsequently buys an equivalent number of Company shares at the respective exercise price from CMG@Ventures, resulting in treasury stock.

Reclassifications

     Certain prior years' balances have been reclassified to conform with the current year's presentation.

New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS 130") "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company expects to adopt SFAS 130 for the year ending July 31, 1999. The Company believes that this pronouncement will not have a material adverse affect on its results of operations.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company expects to adopt SFAS 131 for the year ending July 31, 1999. Because the Company operates within a single operating segment, adoption of this statement is currently not expected to have a material impact on the Company's consolidated financial statements and footnote disclosures.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition", which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition". The Company expects to adopt SOP 97-2 for its fiscal year ending July 31, 1999 and does not anticipate any material impact on its revenue recognition policies.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which establishes guidelines for the accounting for the costs of all computer software developed or obtained for internal use. The Company is required to adopt SOP 98-1 effective August 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's consolidated financial statements.

     In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 effective August 1, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial statements.

                                  LYCOS, INC.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities", which requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, changes in the fair value of the derivative instrument will be reported in comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. The Company currently expects to adopt SFAS 133 for the year ending July 31, 1999. Management has determined there will be no impact on its results of operations or financial position resulting from the adoption of SFAS 133 because the Company currently does not hold derivative instruments.

2.  INVESTMENTS

     On March 9, 1998, the Company purchased 1,000,000 shares of Class A Preferred Stock of GlobeComm, Inc. ("GlobeComm") through the issuance of 200,124 shares of Lycos common stock, valued at $4,577,837. The investment, carried at cost, represents an approximate 9.85% stake in GlobeComm on a fully diluted basis. GlobeComm is the owner of iName, a leading provider of lifetime personalized e-mail addresses and advanced e-mail services. Lycos provides free e-mail services to users based on iName's advanced products.

     On April 13, 1998, the Company purchased 1,915,709 shares of Series B Convertible Participating Preferred Stock of Sage Enterprises, Inc. ("PlanetAll") through the issuance of 100,904 shares of Lycos common stock, valued at $3,304,606. The investment, carried at cost, represents an approximate 14.1% stake in PlanetAll, on a fully diluted basis.

     Subsequent to July 31, 1998, all of the outstanding common stock of PlanetAll was acquired by Amazon.com. See Note 7 "Subsequent Events".

3.  PROPERTY AND EQUIPMENT

    Property and equipment, at cost, consisted of the following:

                                                            JULY 31,
                                                 ---------------------------
                                                       1998          1997
                                                 -------------   -----------
     Computers and equipment................       $ 3,623,686   $ 2,234,012
     Furniture and fixtures.................         1,091,726       563,756
     Leasehold improvements.................         1,356,222       585,912
     Purchased software.....................           525,197       141,096
                                                 -------------   -----------
                                                     6,596,831     3,524,776
     Less accumulated depreciation and......        (2,636,772)   (1,127,176)
      amortization..........................     -------------   -----------
                                                   $ 3,960,059   $ 2,397,600
                                                 =============   ===========

                                  LYCOS, INC.

4.  ACQUISITIONS

Tripod, Inc.

     On February 11, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Pod Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("PAC"), Tripod, Inc., a Delaware corporation ("Tripod"), William Peabody and Richard Sabot, providing for the merger of PAC with and into Tripod (the "Merger"). On February 12, 1998,the Company completed the closing of the Merger and Tripod became a wholly-owned subsidiary of the Company. In accordance with the terms of the Agreement, Richard Sabot was elected, effective May 1, 1998, to the Company's Board of Directors for a term expiring at the first Annual Meeting of the Company's stockholders held after the Company's fiscal year ending July 31, 2000.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Tripod have been included with those of the Company for periods subsequent to the date of acquisition.

     In the Merger, all outstanding shares of Common Stock and Preferred Stock of Tripod and options and warrants to purchase Common Stock and Preferred Stock of Tripod were converted into 3,120,826 shares and options and warrants to purchase Common Stock of the Company. All outstanding options to purchase Common Stock of Tripod have been assumed by the Company and converted into options to purchase Common Stock of the Company, and all outstanding warrants to purchase Preferred Stock of Tripod have been assumed by the Company and converted into warrants to purchase Common Stock of the Company.

     Under the terms of the Agreement and related Escrow Agreement dated February 11, 1998, an aggregate of 255,682 shares of Common Stock of the Company and options and warrants to purchase an additional 56,418 shares of Common Stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Tripod and its stockholders. The escrow will expire on February 11, 1999.

The purchase price was allocated as follows:

                                                         (restated)

       In process research and development...........   $ 7,200,000
       Developed technology..........................     2,480,000
       Goodwill and other intangible assets..........    49,739,935
       Other assets, principally cash and equipment..     3,633,449
       Liabilities assumed ..........................    (1,603,731)
                                                      -------------

                                                        $61,449,653
                                                      =============

     As a result of discussions with the staff of the SEC, the Company has adjusted the allocation of the purchase price originally reported. Among the factors considered in discussions with the staff of the SEC in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over five years.

     Accumulated amortization on intangible assets acquired in the acquisition of Tripod was $4,070,000 at July 31, 1998.

     If these projects are not successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of the intangible assets acquired.

WiseWire Corporation

     On April 30, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Wise Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of the Company ("WAC"), and WiseWire Corporation, a Pennsylvania corporation ("WiseWire"), pursuant to which WAC was merged with and into WiseWire (the "Merger"). As a result of the Merger, WiseWire became a wholly-owned subsidiary of the Company.

     The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for WiseWire are included with those of the Company for periods subsequent to the date of acquisition.

                                  LYCOS, INC.

     In the Merger, all outstanding shares of Common Stock and Preferred Stock of WiseWire and options to purchase Common Stock of WiseWire were converted into 1,648,510 shares and options to purchase Common Stock of the Company. All outstanding options to purchase Common Stock of WiseWire have been assumed by the Company.

     Under the terms of the Agreement and related Escrow Agreement dated April 30, 1998, an aggregate of 164,874 shares of Common Stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of WiseWire and its stockholders. The escrow will expire on April 30, 1999.

The purchase price was allocated as follows:

                                                         (restated)

       In process research and development...........   $ 9,080,000
       Developed technology..........................     1,200,000
       Goodwill and other intangible assets..........    28,907,698
       Other assets, principally cash and equipment..     1,085,290
       Liabilities assumed ..........................      (857,286)
                                                     --------------

                                                        $39,415,702
                                                     ==============

     As a result of discussions with the staff of the SEC, the Company has adjusted the allocation of the purchase price originally reported. Among the factors considered in discussions with the staff of the SEC in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over five years.

     Accumulated amortization on intangible assets acquired in the acquisition of WiseWire was $1,346,000 at July 31, 1998.

     If these projects are not successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of the intangible assets acquired.

GuestWorld, Inc.

     On June 16, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, VW Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("VW"), GuestWorld, Inc., a California corporation ("GuestWorld"), and all of the stockholders of GuestWorld, acquired all of the outstanding capital stock of GuestWorld through the merger of VW with and into GuestWorld (the "Merger"). As a result of the Merger, GuestWorld became a wholly-owned subsidiary of the Company.

     In the Merger, all outstanding shares of Common Stock of GuestWorld were converted into an aggregate of 126,184 shares of Common Stock, par value $.01 per share, of the Company. The acquisition was accounted for as a purchase. Results of operations for GuestWorld are included with those of the Company for periods subsequent to the date of acquisition.

     Under the terms of the Agreement and related Escrow Agreement dated June 16, 1998, an aggregate of 12,618 shares of Common Stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of GuestWorld and its stockholders. The escrow will expire on June 16, 1999.

The purchase price was allocated as follows:

                                                (restated)

       In process research and development...   $1,000,000
       Developed technology..................           --
       Goodwill and other intangible assets..    2,830,584
       Property and equipment................       50,000
       Liabilities assumed ..................     (300,000)
                                             -------------

                                                $3,580,584
                                             =============

     As a result of discussions with the staff of the SEC, the Company has adjusted the allocation of the purchase price originally reported. Among the factors considered in discussions with the staff of the SEC in determining the amount of the allocation of the purchase price to in-process research and development were various factors such as estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles will be amortized on a straight-line basis over five years.

     Accumulated amortization on intangible assets acquired in the acquisition of GuestWorld was $65,976 at July 31, 1998.

     If these projects are not successfully developed, the Company's sales and profitability may be adversely affected in future periods. Additionally, the failure of any particular individual project in-process could impair the value of the intangible assets acquired.

                                  LYCOS, INC.

In-Process Research and Development

     In connection with the acquisitions of Tripod, WiseWire and GuestWorld, the Company recorded an in-process research and development charge of $17.3 million representing purchased in-process research and development that has not yet reached technological feasibility and has no alternative future use. The Company's management made certain assessments with respect to the determination of all identifiable assets resulting from, or to be used in, research and development activities as of the respective acquisition dates. Each of these activities was evaluated as of the respective acquisition dates so as to determine their stage of development and related fair value. The Company's review, as of the acquisition date, indicated that the in-process research and development had not reached a state of technological feasibility and evidenced no alternative future use. In the case of in-process projects, the Company made estimates to quantify the cost-to-complete for each project, identifying the project date of introduction, the estimated life of the project, the project's "fit" within the Company's own in-process research projects, the revenues to be generated in each future period and the corresponding operating expenses and other charges to apply to this revenue stream. In order to determine the value of the earnings stream attributable to the in-process research and development, the excess earnings from the projects were calculated by deducting the earnings stream attributable to all other assets including working capital and tangible assets. Based upon these assumptions, after-tax cash flows attributable to the in-process project(s) were determined, appropriately discounted back to its respective net present value, taking into account the uncertainty surrounding the successful development of the purchased in-process technology.

  In the Tripod and Wisewire acquisitions, the in-process research and development projects were valued using an Income Approach, which included the application of a discounted future earnings (excess earnings) methodology. In both methodologies, the value of the in-process technology is comprised of the total present value of the future earnings stream attributable to the technology throughout its anticipated life. As a basis for the valuation process, the Company made estimates of the revenue stream to be generated in each future period and the corresponding operating expenses and other charges to apply to this revenue stream. In order to determine the value of the earnings stream that was specifically attributable to the in-process technology, the excess earnings of the projects were calculated by deducting the earnings streams attributable to all other assets, including working capital and tangible assets. Based upon these assumptions, the future after-tax income streams relating to the in-process technologies were discounted to present value using a risk adjusted discount rate that reflected the uncertainty involved in successfully completing and commercializing the in-process technologies.

  The significant assumptions used as a basis for the in-process research and development valuations include: future revenues and expenses forecasted for each project; future working capital needs; estimated costs to complete; date of project completion and product launch; and the probability and risk of project completion as reflected in the discount rate selected to compute net present values.

  The period in which material net cash inflows from significant projects was expected to commence was within three to six months or less after the respective acquisition dates of Tripod and WiseWire. In the case of the Tripod acquisition, the projects required an additional three to four months beyond the initial time estimate to complete the in-process technology. In the case of the WiseWire acquisition, the in-process technology was to be fully completed within three to six months. However, at the present time, the in-process technology has not been fully completed and an uncertainty exists as to whether the technology can be successfully completed and commercialized in the future.

  GuestWorld and WiseWire are both development stage companies that had not generated significant commercial revenue at their respective acquisition dates and were generating losses. Neither company had completed development of technologically robust or commercially viable products or services. Significant uncertainty existed in relation to the introduction of such products or services.

  Lycos' management has considered the possible existence or value of other intangible assets such as patents, copyrights, brand names, customer lists, etc. However, management at both companies had been focused on completing the development projects underway and they had not undertaken the development of other intangible assets. Accordingly, Lycos' management believes that the value of any other such assets at the respective acquisition dates were minimal.

  The purchase price paid for GuestWorld and WiseWire reflected payment for incomplete technology. Should the in-process projects fail, the value of Lycos' investment in these incomplete technologies would be diminimous or zero.

  In the case of Tripod, management does believe that other intangible assets had been created by management at the acquisition date. As a result, in addition to valuing in-process research and development, management has also allocated a proportion of the purchase price, based on their respective fair values, to existing technology employed in the creation and management of pods as well as to other intangible assets associated with the existing community members.

                                  LYCOS, INC.

     The following unaudited pro forma financial information presents the combined results of operations of Lycos, Tripod and WiseWire as if the acquisitions had occurred as of the beginning of 1997, after giving effect to certain adjustments, including amortization of goodwill and other intangible assets. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Lycos, Tripod and WiseWire constituted a single entity during such period. Pro forma information for GuestWorld for periods prior to the acquisition have not been presented because the results of GuestWorld's operations were not material to the Company's historical results.

                 (UNAUDITED)                        LYCOS         TRIPOD        WISEWIRE        COMBINED
                                               --------------  -------------  -------------  ---------------
YEAR ENDED JULY 31, 1998
------------------------
Revenues.....................................   $ 56,060,305    $   731,499    $   310,123    $  57,101,927
Operating expenses and interest income,
  net (restated).............................     87,072,868      2,117,021      2,625,150       91,815,039
                                             --------------------------------------------------------------
Net loss (restated)..........................   $(31,012,563)   $(1,385,522)   $(2,315,027)   $ (34,713,112)
                                             ==============================================================

YEAR ENDED JULY 31, 1997
------------------------
Revenues.....................................   $ 22,273,042    $   517,490    $   111,490    $  22,902,022
Operating expenses and interest income,
  net........................................     28,892,232      3,506,191      2,463,770       34,862,193
                                             --------------------------------------------------------------
Net loss.....................................   $ (6,619,190)   $(2,988,701)   $(2,352,280)   $ (11,960,171)
                                             ==============================================================







WhoWhere?, Inc.

  On August 13, 1998, the Company entered into an Agreement and Plan of merger to acquire WhoWhere?, Inc. See Note 7 "Subsequent Events".

5.    ACCRUED EXPENSES

      Accrued expenses consist of the following:

                                 JULY 31,        JULY 31,
                                   1998            1997
                               ------------    ------------
   Compensation and benefits.. $  2,262,015    $    942,749
   Advertising and promotion..    8,885,178       4,238,361
   Professional fees..........    1,262,351         627,884
   Non-income taxes...........      567,500         407,401
   Other......................    4,612,656       1,171,312
                               ------------    ------------
                               $ 17,589,700    $  7,387,707
                               ============    ============

                                  LYCOS, INC.

6.   COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and certain other equipment under operating lease agreements expiring through 2004. Future noncancelable minimum payments as of July 31, 1998 under these leases for each fiscal year end are as follows:

          1999.................................  $8,557,981
          2000.................................   5,854,175
          2001.................................   3,612,403
          2002.................................   3,402,195
          2003.................................   2,384,660

     Rent expense under noncancellable operating leases was $5,057,907, $2,094,774, and $318,500 for the years ended July 31, 1998, 1997 and 1996, respectively.

     The Company is obligated to make payments totaling approximately $19 million under contracts to provide search and navigation services between June 1998 and September 1999. No payments had been made under these agreements as of July 31, 1998.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

7.  SUBSEQUENT EVENTS (UNAUDITED)

Acquisition of WhoWhere? Inc.

     On August 7, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, What Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("WWAC"), WhoWhere? Inc., a California corporation ("WhoWhere?"), and certain shareholders of WhoWhere? providing for the merger of WWAC with and into WhoWhere? (the "Merger"). On August 13, 1998, the Company completed the closing of the Merger and WhoWhere? became a wholly-owned subsidiary of the Company.

     The acquisition will be accounted for as a purchase. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for WhoWhere? will be included with those of the Company for periods subsequent to the date of acquisition.

     In the Merger, all outstanding shares of Common Stock and Preferred Stock of WhoWhere? were converted into an aggregate of 3,770,254 shares of Common Stock , par value $.01 per share, of the Company (the "Lycos Common Stock"), and all outstanding options and warrants to purchase Common Stock or Preferred Stock of WhoWhere? were assumed by the Company and became options or warrants, as the case may be, to purchase an aggregate of 1,335,244 shares of Lycos Common Stock.

                                  LYCOS, INC.

The Company has filed a Registration Statement on Form S-3 with respect to the resale of the shares of Lycos Common Stock issued in the Merger and the shares of Lycos Common Stock issuable upon the exercise of warrants assumed in the Merger and filed a Registration Statement on Form S-8 with respect to the shares of Lycos Common Stock issuable upon the exercise of options and warrants assumed in the Merger.

     Under the terms of the Agreement and related Escrow Agreement dated August 13, 1998, an aggregate of 377,038 shares of Lycos Common Stock and options and warrants to purchase an additional 133,540 shares of Lycos Common Stock will be held in escrow for the purpose of indemnifying the Company against certain liabilities of WhoWhere? and its stockholders. The escrow will expire on August 13, 1999.

Acquisition of Wired Ventures, Inc.

     On October 5, 1998, the Company entered into a definitive merger agreement to acquire Wired Ventures Inc. in a stock-for-stock transaction valued at approximately $83 million, net of cash to be acquired and the value of shares issuable to the holders of options to purchase common stock of Wired which are exercised prior to the closing of the acquisition. The transaction is intended to be accounted for as a purchase, and accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their respective fair values. Subject to several conditions, including approval of Wired's shareholders, the transaction is expected to close in the third quarter of fiscal 1999.

Acquisition of PlanetAll, Inc.

     In August 1998, pursuant to an Agreement and Plan of Merger, Amazon.com acquired all of the outstanding capital stock of PlanetAll. Amazon.com issued approximately 800,000 shares of Amazon.com common stock, par value $.01 per share valued at approximately $87 million. Of the total of 800,000 shares issued by Amazon.com, the Company received 107,377 shares valued at approximately $11.6 million at the time of acquisition in exchange for its shares of PlanetAll. See
Note 2.

Merger with Home Shopping Network, Ticketmaster and Ticketmaster
   Online--CitySearch

     On February 9, 1999, the Company announced the formation of USA/Lycos Interactive Networks, Inc.("USA/Lycos"), a three way merger between Lycos, Ticketmaster Online-CitySearch, Inc. ("TMCS") and certain USA Networks, Inc. ("USAi") properties; Home Shopping Network, Ticketmaster and First Auction. Under the terms of the proposed merger agreement, Lycos shareholders will own 30% of USA/Lycos, USAi will own 61.5% and TMCS shareholders other than USAi will own 8.5% of USA/Lycos. Additionally, Lycos shareholders can increase their ownership another 5%, to a total of 35%, and TMCS public shareholders can increase their ownership by 0.15%, to a total of 8.65%, should the initial USA/Lycos shares achieve a market value of $45 billion over specified periods.

     The transaction is expected to be completed in the second quarter of calendar 1999 and is subject to Lycos shareholder approval and customary regulatory approvals. Additional information with respect to the proposed transaction is available on Forms 8-K filed with the Securities and Exchange Commission on February 11, 1999 and February 26, 1999.

Litigation

     The Company is subject to several purported class action lawsuits. The complaints allege, among other claims, violations of the United States federal securities law through alleged misrepresentations relating to the Company's agreement to enter into an announced transaction with USA Networks, Inc. and certain affiliated companies. Each complaint seeks an unspecified award of damages. The Company believes that the allegations in the complaints are without merit and intends to contest them vigorously.

8.  STOCKHOLDERS' EQUITY

Common Stock

     On June 4, 1998, 4,500,000 of the Company's shares were sold under a registration statement filed with the Securities Exchange Commission. Of the 4,500,000 shares sold, 4,000,000 shares were sold by the Company and 500,000 were sold by CMG Information Services, Inc ("CMGI"). The Company did not receive any proceeds from the sale of shares by CMGI. Proceeds to the Company were approximately $95 million, before deduction of expenses payable by the Company of $350,000. The Underwriters exercised an option to purchase 675,000 additional shares of Common Stock, resulting in additional proceeds to the Company of approximately $16 million.

                                      5218

                                  LYCOS, INC.

1995 Stock Option Plan

     During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") under which nonqualified stock options to purchase common stock may be granted to officers and other key employees. Under the Plan, options to purchase 2,000,000 shares of common stock may be granted at an exercise price determined by the Board of Directors. Options granted under the 1995 Plan are exercisable in five equal annual installments beginning one year after date of grant, except that the vesting of certain options are subject to acceleration upon the occurrence of certain events. Options under the 1995 Plan expire six years from date of grant. The total weighted average contractual life of options outstanding at July 31, 1998 was 3.5 years.

A summary of option activity under the 1995 Plan is as follows:

                                               WEIGHTED-
                                                AVERAGE          RANGE OF
                                   OPTIONS   EXERCISE PRICE   EXERCISE PRICES
                                 ----------------------------------------------
Outstanding at July 31, 1995....  1,120,000         $0.01               $  0.01
  Granted.......................  1,179,552         $2.41     $0.01  -  $  8.00
  Exercised.....................         --            --           ---
  Terminated....................   (390,608)        $0.07     $0.01  -  $  4.80
                                 ----------
 Outstanding at July 31, 1996...  1,908,944         $1.48     $0.01  -  $  8.00
                                 ----------
  Granted.......................    420,000         $7.20     $5.69  -  $  7.94
  Exercised.....................   (101,600)        $0.03     $0.01  -  $  1.16
  Terminated....................   (245,736)        $1.72     $0.01  -  $  8.00
                                 ----------
 Outstanding at July 31, 1997...  1,981,608         $2.73     $0.01  -  $  7.94
                                 ----------
  Granted.......................         --            --           ---
  Exercised.....................   (630,184)        $0.34     $0.01  -  $  7.94
  Terminated....................   (212,080)        $1.25     $0.01  -  $  8.50
                                 ----------
 Outstanding at July 31, 1998...  1,139,344         $3.11     $0.01  -  $  7.94
                                 ==========
 Exercisable at July 31, 1998...    359,368         $3.75     $0.01  -  $  7.75
                                 ==========


  The following table summarizes information about the Company's stock options outstanding at July 31, 1998.

                                   OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                          -----------------------------------------------------------------
                                          WEIGHTED-
      1995 STOCK OPTION      NUMBER        AVERAGE     WEIGHTED-                  WEIGHTED-
        PLAN RANGE OF      OUTSTANDING    REMAINING     AVERAGE       NUMBER       AVERAGE
          EXERCISE             AT        CONTRACTUAL   EXERCISE   EXERCISABLE AT  EXERCISE
           PRICES         JULY 31, 1998  LIFE (YEARS)    PRICE    JULY 31, 1998     PRICE
     --------------------------------------------------------------------------------------
        $0.01--$1.16            407,696          3.1       $0.02          82,200      $0.01
        $4.80--$4.80            441,648          3.5       $4.80         269,168      $4.80
        $5.69--$7.94            290,000          4.7       $7.15           8,000      $6.77
                          -------------                           --------------
                              1,139,344                                  359,368
                          =============                           ==============

Pursuant to the License Agreement, CMG@Ventures has agreed to sell to the Company a number of shares of common stock equal to the shares issuable upon exercise of options granted under the 1995 Plan and the 1996 Plan (as defined below) prior to the initial public offering at a price equal to the exercise price of the options as such options are exercised.

                                  LYCOS, INC.

     The Company has recorded deferred compensation expense of approximately $610,000 for the difference between the grant price and the estimated fair value (determined by independent valuations or by reference to third party transactions) of certain of the Company's stock options granted. This amount is being amortized over the vesting period of the individual options on a straight-line basis, determined separately for each portion of the options that vest in each year. Deferred compensation expense recognized for the year ended July 31, 1998, 1997 and 1996 was approximately $47,000, $142,000 and $234,000, respectively.

1996 Stock Option Plan

     On February 2, 1996, the 1996 Stock Option Plan (the ''1996 Plan'') was adopted by the Board of Directors. A maximum of 2,000,000 shares of common stock may be issued pursuant to the 1996 Plan upon exercise of options. On June 27, 1997, the Company's Board of Directors voted to authorize an additional 4,400,000 shares for grant under the 1996 Plan.

     Under the 1996 Plan, incentive stock options may be granted to employees and officers of the Company and non-qualified stock options may be granted to consultants, employees and officers of the Company. The exercise price of such incentive stock options cannot be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company. The Compensation Committee of the Board of Directors has the authority to select optionees and to determine the terms of the options granted. Options granted under the 1996 Plan are exercisable in five equal annual installments commencing on the first anniversary of the date of grant, except that vesting of certain options are subject to acceleration upon the occurrence of certain events. Options under the 1996 Plan expire ten years from the date of grant. The total weighted average contractual life of options outstanding at July 31, 1998, was
9.0 years.

A summary of option activity under the 1996 Plan is as follows:

                                               WEIGHTED-
                                                AVERAGE      RANGE OF EXERCISE
                                  OPTIONS    EXERCISE PRICE        PRICES
                               ------------------------------------------------
Outstanding at July 31, 1995...         --          --            --
 Granted.......................    241,500    $   6.52     $ 3.00  -  $  8.88
 Exercised.....................         --          --            --
 Terminated....................    (62,000)   $   7.39     $ 6.50  -  $  8.50
                               -----------
Outstanding at July 31, 1996...    179,500    $   6.21     $ 3.00  -  $  8.88
                               -----------
 Granted.......................  2,169,844    $   5.82     $ 2.91  -  $  10.75
 Exercised.....................         --          --            --
 Terminated....................   (298,800)   $   6.56     $ 3.57  -  $  10.75
                               -----------
Outstanding at July 31, 1997...  2,050,544    $   5.72     $ 2.91  -  $  10.75
                               -----------
 Granted.......................  3,593,500    $  22.43     $ 8.38  -  $  49.78
 Exercised.....................   (354,596)   $   5.81     $ 3.00  -  $  10.75
 Terminated....................   (257,200)   $   8.14     $ 3.00  -  $  18.94
                               -----------
Outstanding at July 31, 1998...  5,032,248    $  15.15     $ 2.91  -  $  49.78
                               ===========
Exercisable at July 31, 1998...     96,312    $   6.10     $ 2.91  -  $  10.25
                               ===========

                                  LYCOS, INC.

  The following table summarizes information about the Company's stock options outstanding at July 31, 1998.

                                      OPTIONS
                                    OUTSTANDING                    OPTIONS EXERCISABLE
                   ----------------------------------------------------------------------
                                      WEIGHTED-
 1996 STOCK OPTION                     AVERAGE     WEIGHTED-                    WEIGHTED-
   PLAN RANGE OF         NUMBER       REMAINING     AVERAGE        NUMBER        AVERAGE
     EXERCISE        OUTSTANDING AT  CONTRACTUAL   EXERCISE     EXERCISABLE     EXERCISE
      PRICES         JULY 31, 1998   LIFE (YEARS)    PRICE    AT JULY 31, 1998    PRICE
                   ----------------------------------------------------------------------
  $ 2.91--$  5.18           545,276      8.1        $   4.31            25,000      $3.79
  $ 5.19--$  5.57           355,812      8.2        $   5.55            15,012      $5.53
  $ 5.67--$  7.88           463,100      8.0        $   6.32            30,700      $6.58
  $ 7.89--$ 10.75         1,219,160      8.9        $   8.62            25,600      $8.14
  $10.76--$ 25.00         1,367,000      9.4        $  19.37                --         --
  $25.01--$ 37.00           965,900      9.8        $  28.73                --         --
  $37.01--$ 53.46           116,000      9.6        $  38.86                --         --
                   ----------------                         ------------------
                          5,032,248                                     96,312
                   ================                         ==================

     In September 1996, the Company canceled 169,464 options previously granted to employees under the 1995 Plan and 1996 Plan at various exercise prices and granted an equivalent number of additional options to those same employees pursuant to the 1996 Plan at an exercise price of $4.80 per share. No compensation expense was recognized by the Company as the exercise price of these options on the date of grant was at or above fair market value.

1995 Tripod Stock Option Plan

     In connection with the acquisition of Tripod, the Company assumed the 1995 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under the Plan, options to purchase 367,926 shares of common stock were reserved for grants. Options under the 1995 Tripod Stock Option Plan are generally exercisable in eight semi-annual installments beginning six months after date of grant. Options under the 1995 Tripod Stock Option Plan expire ten years from the date of grant. The total weighted average contractual life of options outstanding at July 31, 1998 was approximately 10.0 years.

     A summary of option activity under the 1995 Tripod Stock Option Plan is as follows:

                                                  WEIGHTED-
                                                   AVERAGE      RANGE OF EXERCISE
                                      OPTIONS   EXERCISE PRICE       PRICES
                                   -----------------------------------------------
Outstanding at February 12, 1998...   367,926    $  0.65        $ 0.62  -  $  1.54
 Granted...........................        --         --               --
 Exercised.........................  (134,492)   $  0.62        $ 0.62  -  $  1.54
 Terminated........................   (24,820)   $  0.88        $ 0.62  -  $  1.54
                                   ----------
Outstanding at July 31, 1998.......   208,614    $  0.65        $ 0.62  -  $  1.54
                                   ==========
Exercisable at July 31, 1998.......    79,995    $  0.62        $ 0.62  -  $  1.54
                                   ==========

                                  LYCOS, INC.

  The following table summarizes information about stock options outstanding under the 1995 Tripod Stock Option Plan at July 31, 1998:

                                     OPTIONS
                                   OUTSTANDING                    OPTIONS EXERCISABLE
                   ----------------------------------------------------------------------
                                      WEIGHTED-
 1995 STOCK OPTION                     AVERAGE     WEIGHTED-                    WEIGHTED-
   PLAN RANGE OF         NUMBER       REMAINING     AVERAGE        NUMBER        AVERAGE
     EXERCISE        OUTSTANDING AT  CONTRACTUAL   EXERCISE     EXERCISABLE     EXERCISE
      PRICES         JULY 31, 1998   LIFE (YEARS)    PRICE    AT JULY 31, 1998    PRICE
                   ----------------------------------------------------------------------
   $0.50--$ 0.75            201,222         10.3       $0.62            79,834      $0.62
   $0.75--$ 2.00              7,392          2.9       $1.54               161      $1.54
                   ----------------                           ----------------
                            208,614                                     79,995
                   ================                           ================

1995 and 1996 WiseWire Stock Option Plans

  In connection with the acquisition of WiseWire, the Company assumed the 1995 and 1996 Stock Option Plan under which incentive stock options and nonqualified stock options to purchase common stock may be granted to officers, key employees and advisors. Under these plans, the Company may grant either incentive stock options or non-qualified stock options. These options are fully vested and are exercisable over a 5 year period from date of grant. The employee plan was adopted in 1995 and is restricted to Company employees. These options generally have a term of ten years from the date of grant with 20% vesting after a brief probationary period and the remainder vest over a four-year period. The non-employee plan was adopted in 1996 and is intended primarily for directors or other non-employees. Options granted under the non-employee plan typically vest immediately. The total weighted average contractual life of options outstanding under the 1995 and 1996 WiseWire Stock Option Plans at July 31, 1998 was approximately 8.1 and 8.4 years, respectively.

A summary of option activity under the 1995 WiseWire Stock Option Plan is as follows:

                                              WEIGHTED-
                                               AVERAGE      RANGE OF EXERCISE
                                  OPTIONS   EXERCISE PRICE        PRICES
                                ----------------------------------------------
Outstanding at April 30, 1998...  210,274     $  2.67       $1.34  -  $  53.46
 Granted........................       --          --                       --
 Exercised......................  (63,024)    $  2.02       $1.34  -  $   8.02
 Terminated.....................  (27,096)    $  4.06       $1.34  -  $   8.02
                                ---------
Outstanding at July 31, 1998....  120,154     $  2.69       $1.34  -  $  53.46
                                =========
Exercisable at July 31, 1998....   25,960     $  2.83       $1.34  -  $  53.46
                                =========

  The following table summarizes information about stock options outstanding under the 1995 WiseWire Stock Option Plan at July 31, 1998:

                                     OPTIONS
                                    OUTSTANDING                    OPTIONS EXERCISABLE
                   ----------------------------------------------------------------------
                                      WEIGHTED-
 1995 STOCK OPTION                     AVERAGE     WEIGHTED-                    WEIGHTED-
   PLAN RANGE OF         NUMBER       REMAINING     AVERAGE        NUMBER        AVERAGE
     EXERCISE        OUTSTANDING AT  CONTRACTUAL   EXERCISE     EXERCISABLE     EXERCISE
      PRICES         JULY 31, 1998   LIFE (YEARS)    PRICE    AT JULY 31, 1998    PRICE
                   ----------------------------------------------------------------------
  $ 1.00--$  2.00            89,224          8.3       $1.34            22,390     $ 1.34
  $ 5.00--$ 53.46            30,930          7.6       $6.61             3,570     $12.18
                   ----------------                         ------------------
                            120,154                                     25,960
                   ================                         ==================

                                  LYCOS, INC.

A summary of option activity under the 1996WiseWire Stock Option Plan is as follows:

                                              WEIGHTED-
                                               AVERAGE       RANGE OF EXERCISE
                                  OPTIONS   EXERCISE PRICE        PRICES
                                -----------------------------------------------
Outstanding at April 30, 1998...   21,034           $13.19    0.14  -  $  53.46
 Granted........................       --               --         --
 Exercised......................       --               --         --
 Terminated.....................  (13,466)          $13.10    0.14  -  $  53.46
                                ---------
Outstanding at July 31, 1998....    7,568           $13.37   13.37  -  $  13.37
                                =========
Exercisable at July 31, 1998....    7,568           $13.37   13.37  -  $  13.37
                                =========

  The following table summarizes information about stock options outstanding under the 1996 WiseWire Stock Option Plan at July 31, 1998:

                                      OPTIONS
                                    OUTSTANDING                   OPTIONS EXERCISABLE
                     ---------------------------------------- -----------------------------
                                      WEIGHTED-
 1996 STOCK OPTION                     AVERAGE     WEIGHTED-                    WEIGHTED-
   PLAN RANGE OF         NUMBER       REMAINING     AVERAGE        NUMBER        AVERAGE
     EXERCISE        OUTSTANDING AT  CONTRACTUAL   EXERCISE     EXERCISABLE     EXERCISE
      PRICES         JULY 31, 1998   LIFE (YEARS)    PRICE    AT JULY 31, 1998    PRICE
                     ---------------------------------------- -----------------------------
 $ 10.69--$ 16.04         7,568          8.4        $13.37          7,568         $13.37
                     ==========                               ===========

1996 Non-Employee Director Stock Option Plan

  On February 2, 1996, the 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the Board of Directors. The Director Plan authorizes the issuance of a maximum of 200,000 shares of common stock. The Director Plan is administered by the Board of Directors. Under the Director Plan each non-employee director first elected to the Board of Directors after the completion of the initial public offering will receive an option for 20,000 shares on the date of his or her election. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the common stock as of the date of grant. Accordingly, the Company has recognized no compensation expense with respect to such grants. All options vest in three equal installments beginning on the first anniversary of the date of grant. Options under the Director Plan will expire 10 years from the date of grant and are exercisable only while the optionee is serving as a director of the Company. As of July 31, 1998, 40,000 options had been granted at exercise prices of between $5.75 and $8.69 per share and remained outstanding under the Director Plan, of which 13,333 were exercisable.

1996 Employee Stock Purchase Plan

  On February 2, 1996, the 1996 Employee Stock Purchase Plan ("1996 Purchase Plan") was adopted by the Company's Board of Directors. The 1996 Purchase Plan authorizes the issuance of a maximum of 500,000 shares of common stock and is administered by the Compensation Committee of the Board of Directors. All employees of the Company who have completed six months of service with the Company are eligible to participate in the 1996 Purchase Plan with the exception of those employees who own 5% or more of the Company's stock and directors who are not employees of the Company may not participate in this plan. Employees elect to have deducted from 1%-10% of their base compensation. The exercise price for the option is the lesser of 85% of the fair market value of the common stock on the first or last business day of the purchase period (6 months). An employee's rights under the 1996 Purchase Plan terminate upon his or her voluntary withdrawal from the Plan at any time or upon termination of employment.

                                  LYCOS, INC.

Stock-Based Compensation

     The Company has granted options to purchase shares of common stock to key employees and directors. These options vest over periods of up to five years and expire at various dates through 2007. The Company has adopted the disclosure provisions of SFAS No. 123 with respect to its stock-based compensation. The effects of applying SFAS No. 123 in this pro forma disclosure may not be representative of the effects on reported income or loss for future years. SFAS 123 does not apply to awards prior to 1995. The Company anticipates additional awards in future years. Had compensation cost for the Company's stock-based compensation plans been determined based on the grant date fair value in accordance with SFAS 123, the Company's net loss and net loss per share for the years ended July 31, 1998, 1997 and 1996 would have been increased to the pro forma amounts indicated below:

                                            AS REPORTED                       PRO FORMA
                                --------------------------------- --------------------------------
                                     NET LOSS     LOSS PER SHARE      NET LOSS      LOSS PER SHARE
                                --------------------------------- --------------------------------
Year ended July 31, 1998
  (restated)...................    $(28,439,484)          $(0.92)   $ (35,442,185)          $(1.14)
Year ended July 31, 1997.......    $ (6,619,190)          $(0.24)   $  (7,548,626)          $(0.28)
Year ended July 31, 1996.......    $ (5,087,838)          $(0.21)   $  (5,191,133)          $(0.22)

     The grant date fair value of each stock option is estimated using the Black-Scholes option-pricing model with the following assumptions: an expected life of four years for both the 1996 plan and the 1995 plan for all three years, expected volatility of 100% for both Plans in 1998 and 70% for both plans for 1997 and 1996, a dividend yield of 0% for both plans and a weighted average risk-free interest rate of 5.48% for both Plans in 1998 and 6.50% for the 1996 plan and 5.75% for the 1995 plan in 1997 and 1996. The weighted average grant date fair values of options granted in 1998, 1997 and 1996 were $16.47, $4.87 and $1.62, respectively. The weighted-average remaining contractual life of options outstanding at July 31, 1998 was 9.0 years.

9.   INCOME TAXES

     The company did not record any provision for federal and state income taxes through July 31, 1998. The actual tax expense for 1998, 1997 and 1996 differs from "expected" tax expense (computed by applying the statutory U.S. federal corporate tax rate of 34% to earnings before income taxes) as follows:

                                                          YEAR ENDED JULY 31,
                                                  -----------------------------------
                                                       1998       1997        1996
                                                  ----------- ------------ ----------
                                                   (restated)     (In thousands)
Computed "expected" tax benefit                      $ (9,669)   $(2,251)   $(2,035)
Nondeductible amounts and other differences:
        In Process Research and Development             8,176         --        154
        Other                                              85       (326)        --
Change in valuation allowance for deferred taxes
        allocated to income tax expense                 1,408      2,577      1,881
                                                  ----------- ------------ ----------
                                                     $     --    $    --    $    --
                                                  =========== ============ ==========

                                  LYCOS, INC.

  At July 31, 1998 and 1997 deferred income tax assets and liabilities result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are presented below:

                                                                                 JULY 31,
                                                                          ---------------------
(In thousands)                                                               1998       1997
                                                                          ---------   ---------
Deferred tax liabilities:
 Book over tax basis of developed technology                                $  2,806   $   250
                                                                          ----------  ---------
Total deferred liabilities                                                     2,806       250
                                                                          ----------  ---------
Deferred tax assets:
       Deferred Revenue                                                        2,169     1,823
       Reserves                                                                2,307       867
       Tax in excess of book basis for differences in equity investments       2,164     1,923
       Net operating losses and credit carryforwards                          15,979       311
       Other                                                                     594       103
                                                                          ----------  ---------
Total gross deferred tax assets                                               23,213     5,027
Less valuation allowance                                                     (20,407)   (4,777)
Net deferred tax asset                                                         2,806       250
                                                                          ----------  ---------
Net deferred income taxes                                                   $     --   $    --
                                                                          ==========  =========

  In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The Company believes that sufficient uncertainty exist regarding the realizability of the deferred tax assets such that valuation allowances of $20,407,000 and $4,777,000 for July 31, 1998 and 1997
respectively, have been established for deferred tax assets.

  At July 31, 1998, the Company had approximately $38,000,000 of federal and state net operating loss carryforwards which will begin to expire in 2007 for federal purposes and 1998 for state purposes. Utilization of the net operating losses may be subject to an annual limitation imposed by change in ownership provisions of Section 382 of the Internal Revenue Code and similar state provisions.

  In accordance with FAS 109, the accounting for the tax benefits of acquired deductible temporary differences, which are not recognized at the acquisition date because a valuation allowance is established, and recognized subsequent to the acquisitions will be applied first to reduce to zero, any goodwill and other noncurrent intangible assets related to the acquisitions. Any remaining benefits would be recognized as reduction of income tax expense. As of July 31, 1998, $5,460,000 of the Company's deferred asset pertains to acquired companies, the future benefits of which will be applied first to reduce to zero any goodwill and other noncurrent intangible related to the acquisitions prior to reducing the Company's income tax expense. Deferred tax assets and related valuation allowance of approximately $10,519,000 relate to certain operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax.

  The Company's deferred tax liability relates solely to the difference in bases of acquired assets. A portion or all of net operating loss carryforwards which can be utilized in any year may be limited by changes in ownership of the Company, pursuant to Section 382 of the Internal Revenue Code and similar statutes.

                                  LYCOS, INC.

10.  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The following table sets forth selected quarterly financial and stock price information for the years ended July 31, 1998 and 1997. The operating results for any given quarter are not necessarily indicative of results for any future period. The Company's common stock is traded on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol LCOS. Included below are the high and low sales prices (adjusted for a 2-for-1 stock split effected as of August 1, 1995) during each quarterly period for the shares of common stock as reported by NASDAQ/NMS.

                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              ----------------------------------------------------------------------------------
                                        FISCAL 1998 QUARTER ENDED                FISCAL 1997 QUARTER ENDED
                              ----------------------------------------------------------------------------------
                                OCT. 31    JAN. 31    APR. 30    JUL. 31   OCT. 31   JAN. 31   APR. 30   JUL. 31
                              ----------------------------------------------------------------------------------
Total revenues................   $9,303    $12,603   $ 15,129    $19,025   $ 3,663   $ 5,004   $ 5,853   $ 7,753
Cost of revenues..............    1,779      2,719      4,747      3,268       741       993     1,116     1,487
Gross profit..................    7,524      9,884     10,382     15,757     2,922     4,011     4,737     6,266
Research & development
     expense..................    1,435      1,734      2,704      3,605       974       976     1,158     1,192
In-process research &
     development expense......       --         --     16,280 (1)  1,000 (1)    --        --        --        --
Sales and marketing...........    5,477      7,310     10,172     12,077     4,627     4,754     4,526     5,218
General and administrative
     expenses.................      932        990      1,508      2,200       545       693       645       836
Amortization of intangibles...      113        113      2,294 (1)  5,094 (1)   117       141       161       122
Operating loss................     (433)      (263)   (22,576)(1) (8,219)(1)(3,341)   (2,553)   (1,753)   (1,102)
Interest income...............      540        564        524      1,423       582       541       480       527
Net income (loss).............      107        301    (22,052)    (6,796)   (2,759)   (2,012)   (1,273)     (575)
Basic and diluted net income
(loss) per share..............   $ 0.00    $  0.00   $  (0.71)   $ (0.19)  $ (0.10)  $ (0.08)  $ (0.05)  $ (0.02)
Market Price:
 High.........................    21.00      21.00      39.57      53.63      6.38      9.38     11.38      9.63
 Low..........................     8.13      12.63      17.60      24.16      2.88      4.75      6.00      5.60

(1) Restated, see Note 1

11.  RELATED PARTY TRANSACTIONS

  In connection with the formation of the Company, the Company, CMU, CMG@Ventures and CMG Information Services, Inc. ("CMGI") entered into a license agreement ("License Agreement") pursuant to which CMU granted the Company a perpetual, exclusive (with certain limited exceptions), worldwide license to use the Lycos Internet search and indexing technology and the Lycos Catalog. The Company paid licensing fees and additional payments equal to 50% of certain cash receipts, as defined, totaling approximately $1,250,000. All amounts due under the License Agreement were paid as of July 31, 1996. The Company also issued 2,000,000 shares of common stock in connection with this Agreement. Accumulated amortization under the License Agreement at July 31, 1997 and 1996 was $726,000 and $337,000, respectively.

  On February 9, 1996, the Company sold 183,160 shares and 80,000 shares of common stock and options to acquire 119,452 shares and 52,172 shares of Common Stock to CMU and Dr. Michael Mauldin, respectively, for an aggregate purchase price of $328,950, pursuant to the exercise of preemptive rights granted to these parties in the License Agreement. These preemptive rights were exercised in connection with the issuance of shares of common stock pertaining to the Company's acquistion of Point Communications on October 12, 1995 (see Note 4). The options granted to Dr. Mauldin and CMU have an exercise price of $1.00 per share and became fully vested upon completion of the Company's initial public offering in April 1996.

                                  LYCOS, INC.

  In addition to amounts paid to CMU in connection with the License Agreement, the Company was also required to pay to CMU an additional $525,000 pursuant to two licenses granted by CMU which were assigned to the Company. As of July 31, 1998, the Company had paid an aggregate of $400,000 to CMU pursuant to these licenses.

  In April 1998 the remaining carrying value of the License Agreement of approximately $831,000 was written off as it was not considered to have any remaining future economic benefit.